Exhibit 10.11

SUMMARY OF DIRECTOR COMPENSATION ARRANGEMENTS

Independent non-employee directors of Mastech Digital, Inc. (the “Company”) will receive an annual retainer fee of $27,500 in 2017, other than the Chair of the Audit Committee who will receive an annual retainer fee of $35,000 in 2017. In addition, independent non-employee directors of the Company are eligible to participate in the Company’s Stock Incentive Plan, as amended. Non-independent directors of the Company will not receive any compensation for their service as directors of the Company.

All of the Company’s directors are reimbursed for reasonable travel expenses incurred in connection with attending Board of Directors and committee meetings.